                                                                       EXHIBIT A

                                                      Master Agreement dated
HSBC TRINKAUS & BURKHARDT                                     December 16, 2002
BANK SINCE 1785


               MASTER AGREEMENT FOR SECURITIES LOAN TRANSACTIONS

Between

NAME AND ADDRESS OF THE COUNTERPARTY

            SAP AG
            Neurottstrasse 16
            69190 Walldorf
                                         (hereinafter called "the Counterparty")

and

NAME AND ADDRESS OF THE BANK

            HSBC Trinkaus & Burkhardt
            Kommanditgesellschaft auf Aktien
            Konigsallee 21/23
            40212 Dusseldorf

                                                 (hereinafter called "the Bank")

1.    OBJECT OF THE AGREEMENT

      (1) The parties intend to conclude securities loan transactions on the basis of the Master Agreement. Each of the parties can be both lender and borrower. The lender shall lend securities to be borrower. The borrower shall be obliged to redeliver the same amount, type and quality of securities.

      (2) The following provisions shall apply to each transaction concluded on the basis of this Agreement ("Transaction"). All Transactions shall among themselves an together with this Master Agreement constitute a single agreement ("Agreement"); they shall be entered into with a view to an aggregated risk assessment and in reliance thereon.

2.    TRANSACTIONS

      (1) Upon the parties having agreed on a Transaction, the Bank shall confirm the terms thereof to the Counterparty in writing, by telex, telegraphic transmission, facsimile or in similar form.

      (2) Each party shall be entitled to require a signed confirmation of the Transaction, which is not, however, a precondition for its legal validity.

      (3) The provisions of a Transaction shall prevail over the provisions of this Master Agreement.

3.    DELIVERY OF THE LOANED SECURITIES, TRANSFER OF TITLE

      (1) The lender shall deliver the agreed securities ("Loan Securities") to the borrower on the date agreed for delivery ("Value Date") in accordance with the terms of the Transaction ("Delivery").

      (2) The parties are in agreement that unrestricted title to the securities or another equivalent legal position customary at the place of custody shall pass to the borrower upon Delivery. As far as necessary the lender will provide all further necessary declarations required for this. In the case of registered shares which are transferable only with the issuing company's consent (vinkulierte Namensaktien), the borrower shall have the right to dispose of such shares even before the transfer notation is entered in the stock register of the issuing company.

      (3) If the lender does not deliver the Loan Securities on the Value Date, the borrower shall have the right to demand compensation for nonperformance of the Transaction or to withdraw from the Transaction after he has informed the lender of the failure to deliver, and a subsequent grace period of the Banking Day has expired.

4.    VALUE ADJUSTMENT

      (1) If, on one Banking Day, the aggregate loan amount of one of the parties falls short of the aggregate loan amount of the other party, then the former party shall at any time be entitled to require a value adjustment. The value adjustment shall be calculated as the difference between the aggregate loan amounts, and shall be paid if the minimum amount specified in no. 11 para. 7 has been reached.

      (2)   The aggregate loan amount of a party shall be calculated as:

            (a) the aggregate of the Market Values calculated I accordance with no. 11 para. 2 of all Loaned Securities delivered to it by the other party under Transactions which have not yet been completed, taking into consideration any premiums which may have been agreed for the relevant Transaction to compensate for any price increases of the Loaned Securities, and

            (b) the value of any assets received under a previous value adjustment which the party has not yet restored; in case of payments, the value shall be calculated as the nominal amount plus accrued interest.

      (3) Value adjustment must be made before the end of the first Banking Day following receipt of the notification. The value adjustment shall be done by delivery of assets on which the parties shall agree. The party under an obligation to deliver the value adjustment shall first use any assets received under previous value adjustment which it has not yet restored. If there is no explicit agreement on the type of assets to be delivered, the delivery of bonds of the Federal Republic of Germany denominated in Euro is deemed to have been agreed.

      (4) The assets paid or delivered in the framework of value adjustments can be substituted, either as a whole or in part, without the consent of the other party by money in Euro or bonds of the Federal Republic of Germany denominated in Euro. The substitution shall be made one Banking Day after receipt of a respective notification in return for the retransfer of the assets to be substituted. Taxes, fees or costs which arise in connection with the substitution shall be borne by the substituting party.

      (5) The provision of this Master Agreement concerning the Loaned Securities shall apply accordingly to securities which are delivered for the purpose of value adjustment, with the exception of no. 5, no. 7 paras. 1-3 and no. 8.

5.    LOAN FEES

      (1) The borrower shall pay to the lender a fee for each securities loan ("Loan Fee").

      (2) The Loan Fee shall be calculated based on the annual percentage specified in the relevant Transaction of the Market Value of the Loaned Securities on the date specified in the relevant Transaction. The Loan Fee shall be calculated for the period from and including the Value Date until but excluding the Banking Day on which the Loaned Securities are redelivered to the lender ("Redelivery Date"). The number of actual days expired shall be divided by 360.

      (3) The Bank shall calculate the Loan Fees at the beginning of each month for the preceding month. The Loan Fees shall be due on the second Banking Day following receipt of the fee statement.


6.    INTEREST, DIVIDENDS, OTHER DISTRIBUTIONS, BONUS SHARES AND SUBSCRIPTION
      RIGHTS

      (1) The lender shall be entitled to the interest earnings, profit shares and other distributions paid on the Loaned Securities during the term of a loan. The borrower shall pay the equivalent with value date the day of the actual payment by the issuer, plus the amount of any taxes and duties retained, as well as any tax credits ("Compensation Payment") to the lender.

      (2) In case of bonds, the Compensation Payment shall encompass all interest paid on them; in case of shares, it shall encompass all distribution such as dividends or payments in case of reductions of share capital. The amount of the Compensation Payment covering taxes and duties shall only be paid to the extent of the tax reimbursement or set-off claims of the lender which have been notified to the borrower.

      (3) Bonus shares, and any fractional rights, which have been issued with regard to Loaned Securities during the terms of a securities loan, shall form part of the respective Transaction and shall be delivered by the borrower to the lender on the Redelivery Date.

      (4) In the event that subscription rights attach to the Loaned Securities, the borrower shall deliver such subscription rights to the lender at the latest on the third day on which such subscription rights are traded. If the subscription rights are not delivered by this date, the lender shall be entitled to purchase the subscription rights for the borrower's account on the following Banking Day or to demand the payment of damages for non-performance. The assertion of further loss is not excluded.

7.    TERMINATION, REDELIVERY OF LOANED SECURITIES

      (1) If a securities loan transaction has been concluded for an indefinite term, it can be terminated in whole or in part

            (a) by the lender at any time with a period of notice of at least three Banking Days;

            (b) by the borrower at any time a period of notice of at least one Banking Day.

      (2) The declaration of termination must be received by the recipient at the latest by 3.00 p.m. (local time at the recipient's location). Declarations of termination which are received later shall only become valid on the following Banking Day.

      (3) A loan concluded for an indefinite term ends at the latest one year after the Value Date.

      (4) The borrower shall redeliver the Loaned Securities to the lender on the Redelivery Date to the designated securities account. No. 3 para. 2 shall apply accordingly. In case of redelivery of registered shares which are transferable only with the issuing company's consent (vinkulierte Namensaktien), the lender shall bear the risk that issuer does not enter it in the issuer's stock register.

      (5) In the event of exchange offers, settlement offers or other published purchase offers, the Loaned Securities shall be redelivered on the second Banking Day before the beginning of the period for the acceptance or for the submission of such offers, provided that the party under the duly to redeliver has obtained knowledge of the publication of the offer at least five Banking Days before the beginning of the period. The same shall apply to interest-bearing securities which are divided into series or groups for the purpose of drawings or which are terminated early for redemption.

8.    FAILURE TO REDELIVER SECURITIES ON TIME

      (1) In the event that one party ("Defaulting Party") fails to redeliver the Loaned Securities in whole or in part to the other party on the due date, then the other party shall have a claim against the Defaulting Party on default interest for each day of default, in accordance with the terms of para. 2. In addition, after giving prior notice and setting a time-limit of at least one Banking Day, the relevant party shall be entitled to purchase securities of the same type, quality and amount for the account of the Defaulting Party ("Replacement"). A statement of account shall be sent to the Defaulting Party without undue delay. The claim to reimbursement of expenditure against the Default Party shall become due upon receipt of such statement of account. The case of failure to redeliver o time will only be considered as giving rise to serious cause for termination as defined in no. 9 para. 1 if the party under a duty to redeliver fails to fulfil the claim to reimbursement of expenditure after the expiry of the time-limit as set forth in no. 9 para. 1 sentence 2, unless there is another serious cause for termination.

      (2) Default interest shall be the Euro overnight money indexed reference interest rate EONIA as fixed by the European Central Bank for each day for which default interest shall be calculated and as published on Telerate page 247. It shall be calculated from and including the due date until but excluding the day of actual redelivery or the fulfilment of the claim to reimbursement of expenditure. The number of actual days expired shall be divided by 360.

      (3) The assertion of additional or the proof of lower loss is not excluded.

9.    TERMINATION, DAMAGES

      (1) If Transactions have been entered into and not yet fully settled, the Agreement can only be terminated for serious cause. Serious cause shall, in particular, be given if the claim to reimbursement of expenditure specified in no. 8 para. 1 or the claim to value adjustment specified in no. 4 has not been fulfiled within one Banking Day after the party obliged to pay or to perform has been notified of the non-receipt of the payment or other non-performance. The notice of termination must be given in writing, by telex, by telegraphic transmission or by facsimile. Partial termination, in particular the termination of some, but not all Transactions, is excluded.

      (2) In case of insolvency, the Agreement shall end without termination. Insolvency occurs if a petition for the institution of bankruptcy or other insolvency proceedings in relation to the assets of one party is filed and such party either has field such petition itself, or is insolvent, or is otherwise in a position which justifies the institution of such proceedings.

      (3) In case the Agreement is being ended by notice of termination or insolvency, there shall no longer be any claims to the Delivery or redelivery of securities or performance of other obligations under the Agreement. Such claims shall be replaced by one single claim ("Damage Claim"). In order to calculate such claim, all claims of the parties under the Agreement, including the assets received under the terms of no. 4 which have not yet been redelivered, shall be set off against each other. The latter shall be considered to be claims of the party which has supplied them. The Party Entitled to Damages is not precluded from asserting additional loss.

      (4) The party terminating the Agreement or the solvent party ("Party Entitled to Damages") shall calculate the Damage Claim. Such claim shall be determined on the basis of replacement transactions to be entered into without delay, lead to the Party Entitled to Damages receiving all payments and other performance to which it would have been entitled if the Agreement had been properly performed. Such party will be entitled to conclude contracts which, in its view, will be suitable for this purpose. If it chooses not to conclude such replacement transactions, it can take as the basis for its calculation the amount which it would have needed to pay for such replacement transactions, based on interest rates, futures rates, prices, market prices, indices and other standards of value, as well as costs and expenses, at the time of the termination or at the time case of insolvency became known. The foregoing shall apply accordingly to performance rendered under no. 4.

      (5) A Damage Claim against the Party Entitled to Damages shall only become due to the extent that such party has no claims on any legal grounds against the other party ("Counterclaims"). If there exist any Counterclaims, their value shall be deducted from the aggregate amount in order to calculate the part of the Damage Claim which is due. In order to calculate the value of the Counterclaims, the Party Entitled to Damages shall:

            (a) convert such claims into Euro on the computation date, if they are not already denominated in Euro;

            (b) transform them into a claim to damages expressed in Euro, if they are not directed at payments of money;

            (c) take them into consideration at their cash value if they are not yet due (also taking into consideration interest claims).

      The Party Entitled to Damages may set off the Counterclaims calculated in accordance with sentence 3 against a Damage Claim of the other party. To the extent that it fails to do, such Damage Claim shall become due as soon as and to the extent to which it exceeds the aggregate amount of the Counterclaims.

10.   TAXES AND DUTIES

      The borrower, or in case of deliveries under no. 4 the party obliged to deliver, shall bear any taxes, costs, fees or duties which arise in connection with the delivery or redelivery of Loaned Securities.

11.   MISCELLANEOUS

      (1) "Banking Day" as defined in this Agreement shall mean each day on which the banks at the financial centre(s) specified in a Transaction as locations of the branches acting for the parties are open for business, and the respective clearing systems used are completing transactions. If a date on which performance is due is not a Banking Day, then the next Banking Day shall be decisive.

      (2) In case of securities which are traded on a securities exchange, the "Market Value" of Loaned Securities shall be determined in accordance with the spot price fixed on the Frankfurt Stock Exchange, or - if there is no such quotation - in accordance with the spot price of the relevant securities' local stock exchange; in case of interest-bearing securities the interest accrued shall be added. If the relevant securities are not traded on a securities exchange, if is no trading in the relevant securities on a Banking Day or if no spot price is fixed on a day, the Market Value shall be the arithmetic mean of two buying prices quoted by two market participants, one named by each of the parties; in case of interest-bearing securities the interest accrued shall be added. The foregoing provisions shall apply accordingly to the fixing of the Market Value of subscription rights.

      (3) The assignment of rights and duties out of this Agreement is subject to the prior consent of the other party in writing, by telex, telegraphic transmission or notification thereof in another way.

      (4) In case facsimiles are sent, the sender shall be liable for any loss which arises by reason of falsified or illegible notifications or announcements, unless the recipient failed to check them with the requisite care.

      (5) This Agreement is governed by the laws of the Federal Republic of Germany. The non-exclusive place of jurisdiction is the place where the bank branch is located through which the Agreement is concluded.

      (6) If provisions of the Agreement are invalid or impracticable, the remaining provisions shall remain unaffected by this. Any gaps in the Agreement which may arise as a result of this shall be closed by supplementary interpretation of the Agreement, taking into consideration the interest of the parties to a reasonable extent.

      (7) The minimum amount to be agreed under the terms of no. 4 para. 1 shall be:

            Euro -0-

      (8)   This paragraph shall only apply if ticked below:

            [  ]

            The Agreement in the version agreed herein shall also apply to any transactions of the parties under the Master Agreement for Securities Lending Transactions (Rahmenvertrag fur Wertpapierdarlehensgeschafte). They shall be considered as Transactions within the framework of this Agreement. The Master Agreement for Securities Lending Transactions shall remain decisive for the interpretation of the transactions concluded under it to the extent to which this is necessary to understand the regulations agreed in such transactions.

12.   OTHER AGREEMENTS





Signature(s) on behalf of the Bank
                                            HSBC Trinkaus & Burkhardt
                                                Kommanditgesellschaft auf Aktien

                                            /s/ Dr. M. Bohm     /s/ A. Angenendt
                                            Dr. M. Bohm         A. Angenendt


Signature(s) on behalf of the Counterparty

SAP Aktiengesellschaft

/s/ Werner Brandt                           /s/ Michael Junge
Dr. Werner Brandt                           Michael Junge